Exhibit 23 (g)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in PPL Electric Utilities Corporation’s Registration Statement on Form S-3 (No. 333-202290-01) of our report dated February 19, 2016, with respect to the consolidated financial statements of PPL Electric Utilities Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
February 17, 2017